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                                                                      Exhibit 99

June 29, 1999

Ms. Janet Harris
Senior Vice President, Human Resources
First Data Corporation
5660 New Northside Drive
Suite 1400
Atlanta, Georgia 30328


Dear Ms. Harris:

In accordance with the notification to the Securities and Exchange Commission on Form 12b-25 of the inability to timely file the annual report on Form 11-K of the First Data Corporation Incentive Savings Plan (the "Plan") for the year ended December 31, 1998, the factors described in the succeeding paragraph make impossible the submission of our report as of a date which will permit timely filing of the Plan's 1998 annual report on Form 11-K to the Commission.

Effective November 1, 1998 the Plan changed its third party recordkeeper. Although we have requested records from the prior recordkeeper for the period January 1 through October 31, 1998, the prior recordkeeper requires additional time to produce such records because it no longer actively services the Plan.

You are authorized to attach a copy of this letter as an exhibit to Form 12b-25 to the Securities and Exchange Commission.


                                                  Very truly yours,


                                                  /s/ Ernst & Young


                                                  Ernst & Young LLP